EXHIBIT 5.1

Writer’s Direct Dial: +49 69 97103-0

E-Mail: wgreenberg@cgsh.com

May 2, 2018

Deutsche Bank Aktiengesellschaft

Taunusanlage 12

60325 Frankfurt am Main

Germany

Ladies and Gentlemen:

We have acted as special U.S. counsel to Deutsche Bank Aktiengesellschaft, a corporation organized under the laws of the Federal Republic of Germany (the “Bank”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-4 (the “Registration Statement”) in connection with the proposed offers (the “Exchange Offers”) to exchange up to $375,000,000 aggregate principal amount of floating rate eligible liabilities senior notes due August 2020, up to $829,211,000 aggregate principal amount of 2.95% eligible liabilities senior notes due August 2020, up to $928,309,000 aggregate principal amount of 3.125% eligible liabilities senior notes due January 2021, up to $1,475,000,000 aggregate principal amount of 3.375% eligible liabilities senior notes due May 2021, up to $3,826,695,000 aggregate principal amount of 4.25% eligible liabilities senior notes due October 2021, up to $1,549,329,000 aggregate principal amount of 3.70% eligible liabilities senior notes due May 2024 and up to $746,645,000 aggregate principal amount of 4.10% eligible liabilities senior notes due January 2026 (together, the “Exchange Notes”), in each case to be issued by the Bank through its New York branch and registered under the Securities Act, in each case for an equal principal amount of a corresponding series of the Bank’s outstanding senior notes and/or eligible liabilities senior notes (together, the “Original Notes”). The Exchange Notes will be issued under an eligible liabilities senior indenture, dated April 19, 2017, among the Bank, as issuer, The Bank of New York Mellon, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar (the “Base Indenture”), as supplemented by the first supplemental eligible liabilities senior indenture dated as of July 10, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In arriving at the opinion expressed below, we have reviewed the Registration Statement and the documents incorporated by reference therein. We have also reviewed:

(a) executed copies of the Base Indenture and the Supplemental Indenture; and

(b) the forms of the fixed rate Exchange Notes and floating rate Exchange Notes, included as schedules to the Supplemental Indenture,

in each case filed as exhibits to the Registration Statement. In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes in global form when issued, and any Exchange Notes in definitive form issued in exchange therefor, will conform to the form thereof that we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when such Exchange Notes have been duly executed and delivered by the Bank in exchange for an equal principal amount of Original Notes pursuant to the Exchange Offers contemplated by the Registration Statement and authenticated by the Trustee, such Exchange Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture (except that we express no opinion with respect to the validity, binding effect or enforceability of the provisions of the Exchange Notes relating to their ranking and their status under Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz), which are expressed to be governed by the laws of the Federal Republic of Germany).

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Bank, (a) we have assumed that the Bank and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Exchange Notes will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Bank regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinion expressed above, we have further assumed that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws, (b) the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Exchange Notes are issued as contemplated by the Registration Statement, (c) the Exchange Notes will be offered, issued and delivered in exchange for an equal principal amount of Original Notes in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Exchange Notes and the Indenture and any other agreement governing such Exchange Notes and in the manner contemplated by the Registration Statement and the prospectus, (d) the terms of the Exchange Notes will conform in all material respects to the descriptions thereof in the Registration Statement and in the prospectus and to the terms of the Indenture (as from time to time amended or supplemented) and (e) the terms of the Exchange Notes will not violate any applicable law, conflict with any matter of public policy, result in a default under, or breach of, any agreement or instrument binding upon the Bank or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank.

In rendering the opinion expressed above, we have assumed that the Exchange Notes will be issued with an original aggregate principal amount of U.S.$2,500,000 or more.

We express no opinion as to the subject matter jurisdiction of any United States Federal court to adjudicate any action relating to the Indenture or the Exchange Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist. We express no opinion as to the enforceability of Section 12.13 of the Indenture (or comparable provisions in any of the Exchange Notes) in each case relating to currency indemnity.

We express no opinion with respect to the validity, binding effect or enforceability of any provision in the Indenture (or comparable provisions in the Exchange Notes) providing for the survival of the Bank’s obligations to indemnify the Trustee in accordance with Sections 7.02 and 7.06 of the Indenture after the imposition of a Resolution Measure by the competent resolution authority (as defined in the Indenture) with respect to the Exchange Notes.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. With respect to matters governed by the law of the Federal Republic of Germany, we have relied on the opinion of Group Legal Services of the Bank dated May 2, 2018, as German counsel to the Bank, which has been filed as Exhibit 5.2 to the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the use of our name in the Prospectus constituting a part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Ward A. Greenberg
Ward A. Greenberg, a Partner